BUNKER HILL
MINING CORP ★ CN BNKR

82 Richmond Street East Toronto, ON M5C 1P1

April 14, 2020

PERSONAL AND CONFIDENTIAL

Mr. Sam Ash
420 Cameo Drive
Spring Creek
Nevada 89815

Re: Employment Agreement

Dear Sam:

Bunker Hill Mining Corp. ("**Bunker**") is pleased to confirm the following terms and conditions to apply to your employment as of April 14, 2020 and going forward.

Please review this document carefully and seek whichever advice you deem appropriate to ensure your understanding of its contents. Please return an executed copy on or before April 14, 2020. Upon your acceptance, this will become your Employment Agreement with Bunker and is referred to as the "Agreement" in the remainder of this letter.

Position Title:	President and Chief Executive Officer
Reporting to:	The Chairman of the Board of Directors
Effective Date:	This Agreement is presented to you signed by an authorized representative of the Board of Directors of Bunker (the "**Board**"). The effective date of this agreement is April 14, 2020.
Term:	Your employment shall continue to be for an indefinite term, subject to termination as hereinafter provided.
Probationary Period:	Not applicable.
Past Employment:	Your date of hire is April 14, 2020 (the "**Start Date**"). Any periods of employment which ended prior to this date will only be considered, if necessary, for the purposes of your entitlements under the applicable employment standards legislation.
Position & Job Description:	As President and Chief Executive Officer, you will have the duties, responsibilities and authority customarily associated with this position in the industry in which Bunker operates, and as more particularly described in the job description attached as Appendix "A" to this Agreement.

Limitation on Authority:	Any authority you are provided to bind Bunker must be granted by the Board which, in the normal course, shall be in the person of the Chairman and is subject to revocation of such authority at any time and without notice.
Public Relations, Media and Other Communications:	Any and all mention of you in any verbal, visual or written communication of any kind by Bunker or its agents must have your approval prior to its release, posting, distribution or any other use.
Place(s) of Employment:	You shall perform the duties and responsibilities of this Position from the offices of Bunker currently located at 82 Richmond St East Toronto, ON M5C 1P1, or from another location mutually agreed to by you and Bunker. You may be required to perform work and provide services at other locations, including as the Bunker Hill Mine site located at Northern Idaho and other sites and locations, as required by Bunker.
Full time:	You will be employed on a full-time basis, and will be required t perform a nominal 40 hours of work per week, with additional hour as required to complete your duties and fulfill the terms of thi Agreement. You hereby agree that the salary for this position ha been fairly set with this expectation in mind and moreover you position is exempt from overtime under applicable employmen standards legislation, therefore, you will not be entitled to overtim pay in this position unless required by law. You will dedicate your ful attention to the position and may not be engaged in any othe business without the written consent of Bunker.
Base Salary:	US$250,000 per annum, less all required and customary deductions, withholdings and remittances ("**Base Salary**"), paid semi-monthly in accordance with the prevailing payroll practices of Bunker. Bunker will review your performance from time-to-time and determine, in Bunker's sole and absolute discretion, whether an increase to the Base Salary is appropriate and/or feasible. Any new Base Salary shall become the salary for the purposes of this Agreement. Nothing in this Agreement should be construed as requiring Bunker to make changes to the Base Salary.
Annual Bonus:	In accordance with and subject to terms and conditions (including goals and targets) to be determined by the Board, you will be eligible to receive a discretionary annual bonus award of up to 60% of Base Salary to be determined by the compete sole discretion of the Board of Directors ("**Annual Bonus**"). The Annual Bonus will be determined by the Board prior to January 31 of the applicable fiscal year. In accepting the terms of this Agreement, you acknowledge that (i) you have no expectation that in any fiscal year there will be any guaranteed payment of the Annual Bonus; and (ii) the amount, if any, that you may earn as an Annual Bonus may change from year to year.
Equity Incentive	In consideration of this Agreement, Bunker will provide you with an initial grant of 400,000 restricted share units of Bunker ("**RSU**"),

Plan(s):	granted and administered under the restricted stock unit plan of Bunker in accordance with the terms thereof, which shall vest in one third increments upon each anniversary of the grant date. The initial grant of RSUs will become effective three business days following the Start Date, or such other earliest date that would be available in accordance with policies of the Canadian Securities Exchange as such regulations pertain to the grant of RSUs.
Benefits:	You will be eligible to participate in all of Bunker's group insurance and other benefit plans generally available to its executive employees in accordance with the terms and conditions of such benefit plans, as amended from time to time. In addition, Bunker shall reimburse you for the cost of your current health benefits which the amount at the present time is US$593 per month. You will have coverage under the director and officer professional liability insurance maintained by Bunker.
Retirement Benefits:	You will be entitled only to such retirement benefits as are required by applicable law.
401K Plan:	Bunker will set up and provide for you an interment plan under 401K section of U.S. Internal Revenue Code (a "**401K Plan**") and appoint and administrator under such 401K Plan. Bunker may, in its discretion, provide a matching benefit in the future in an amount to be determined at such time. For greater clarity, this provision does not obligate to provide a matching benefit under a 401K Plan, until the Board determines otherwise.
Relocation Assistance:	Bunker will provide, subject to conditions set out below, the following one-time re-location assistance ("**Relocation Assistance**"): • One-way airfare for you and your spouse to the USA from the UK. • The cost of shipment of personal and household goods to the USA from the UK. Both Banker and you herby acknowledge and agree that the cost of the Relocation Assistance represents a significant financial investment for both parties. If you. resign or provide notice of your resignation of your employment with Bunker prior to the second anniversary of your employment with Bunker, all or a portion of Relocation Assistance costs born by Bunker will be repaid by you to Bunker in accordance with the following repayment schedule: (i) 100% of the gross cost of Relocation Assistance born by Bunker should you resign or provide notice of your resignation within one year of the Start Date; (ii) and 50% of the gross amount should you resign or provide notice of your resignation between the first and second year anniversary of the Start Date.

	Following the second year anniversary of the Start Date, any obligation to repay Relocation Assistance costs will cease.
Vacation and Statutory Holidays:	During the term of this Agreement, you will be entitled to four (4) weeks of paid vacation in each calendar year, pro-rated for any partial years of service, to be taken at times mutually agreed upon by Bunker. Unused vacation entitlements may be carried forward indefinitely or, at your option, paid out at the end of each calendar year. You will also be entitled to all statutory holidays and where statutory holidays are not taken, such holiday days may be taken at other times.
Cell Phone and Laptop Computer:	You will be expected to make use of a mobile communication device in the course of performing the duties and responsibilities of your employment. You will be entitled to submit for reimbursement, as expenses, the amount of the monthly charges for such device (including the charges for a cellular phone service/data plan). In addition, you will be issued a laptop computer and any other devices, equipment or technology requested by you and approved by the Board for authorized business use purposes during the course of your employment with all costs related to Bunker-related activities paid by Bunker in accordance with any applicable Bunker Policies & Procedures, including in regards to expenses. All such devices, equipment and technology shall remain the property of Bunker and must be returned by you upon the termination of your employment or at any time on demand of Bunker.
Professional Development:	Upon submission of a written request by you and conditional upon prior approval of the same by the Board, Bunker shall reimburse you for approved costs associated with professional memberships, training, courses and conferences relating to your job duties, responsibilities and related professional development.
Travel, Conferences and Meetings:	It is understood and you acknowledge and agree that the performance of your duties shall require travel and participation in various conferences and meetings as necessary in order to introduce and promote Bunker to potential investors and lenders.
Expenses:	It is understood and agreed that you will incur expenses in connection with the performance of your duties. Bunker will reimburse you for any such expenses reasonably and necessarily incurred, provided that you provide an itemized written account and receipts acceptable to Bunker.
Indemnity:	If you are required to be, and elected or appointed as, a Director of Bunker or any entity in which Bunker has any equity interest, you will be provided with an indemnity in relation to acts or omissions arising in your capacity as a Director from Bunker or such other entity, as the case may be, in a form acceptable to the Board and/or such other entity, in each case acting reasonably.
Termination:	(a) By Bunker for just cause (as defined below): At any time during the term of this Agreement, Bunker may terminate this Agreement and your employment for just cause,

without providing any notice of termination, pay in lieu of such notice, severance pay or any other termination entitlement (other than accrued and unpaid salary and vacation days/vacation pay, if any), unless required by the applicable employment standards legislation in the circumstances of the termination. Any such termination shall be by written notice to you and effective as provided for in that notice.

For purposes of the Agreement, "just cause" means (i) failure to substantially perform the duties of your position in this Agreement or as directed by the reasonable and legal direction of the Board (ii) wilful misconduct or gross negligence that has a material adverse effect on Bunker, (iii) wilful failure to attempt in good faith to perform the duties required, consistent with your position (other than as a result of incapacity due to physical or mental illness) and the continuance of such wilful failure for a period of fifteen (15) days after written notice of same from Bunker, if such wilful failure has a material adverse effect on Bunker, or (iv) conviction of, or pleading *nolo contendere*, to a felony, if such conviction has a material adverse effect on the Company.

(b) By Bunker without just cause: Notwithstanding anything contained in this Agreement, this Agreement and your employment may be terminated by Bunker at any time without just cause. Where your employment is terminated without just cause, Bunker will provide you with the following (the "**Separation Entitlements**"):

(1) Payment, in a lump sum, of six (6) months of Base Salary for each year or partial year of service up to a maximum of twenty-four (24) months;

(2) Continuation of group insurance benefits coverage to which you were eligible immediately prior to termination of your employment with Bunker throughout the above period or a payment in lieu of continuing benefits coverage sufficient to purchase comparable individual coverage, except that disability coverage will cease at the end of any applicable statutory notice period and no payment in lieu of continuing benefit coverage shall be payable for coverage extending beyond the statutory notice period (if any); plus

(3) Such additional entitlements, if any, including, but not limited to, amounts for minimum notice of termination or termination pay in lieu of such notice and severance pay, if any, as may be required by the applicable employment standards legislation, *i.e.*, if necessary in order to ensure compliance with the applicable employment standards legislation.

For greater certainty, the lump sum payment in lieu of statutory termination notice shall be based on the annual salary then in effect plus an amount for annual bonus that is calculated as the average of the actual bonus paid by Bunker, if any, in the prior three years, or such lesser period if this Agreement has not been in effect for that long.

(c) By you upon a Change in Control: This Agreement may be terminated immediately by you if any one of the following happens within 12 months after the effective date of a Change of Control (as defined below):

(1) Your employment is Involuntarily Terminated (as defined below);

(2) Bunker reduces the your gross Base Salary by 5% or more from the gross Base Salary payable to you immediately prior to the effective date of the Change of Control;

(3) a breach by Bunker of any material provision of this Agreement without the breach being remedied within 30 days after notice thereof has been received by Bunker; or

(4) You are otherwise constructively dismissed within the meaning of the common law.

Upon such termination by you, Bunker shall pay to you amounts equal to the Separation Entitlements set out in (b), payable in one lump sum, on a date that is not later than two (2) weeks after the date of termination, and the terms regarding all unexercised and unvested stock options that may have been granted to you, as set out below shall apply. For clarity, the amount owed shall be the greater amount determined under (b)(1) and calculated in accordance with the direction in (b) for determining a payment in lieu of notice, *i.e.*, based on the annual salary then in effect plus an amount for bonus. Such payments will be inclusive of your entitlements under the applicable employment standards legislation, and you will not be entitled to anything further upon termination of employment except as, and only to the extent, required by law.

The term "Change of Control", as used above shall include:

(1) the occurrence of one transaction or a series of transactions which results in one Person, together with any Affiliates of such Person, exercising direction or control over 50% or more of Bunker's stock. "Person" for the purpose of this provision includes any individual, partnership, limited

	partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted; (2) a change in the majority of Bunker's Board of Directors taking place over a period of three (3) months or less; (3) a merger or consolidation, after which Bunker's prior shareholders no longer control Bunker; and/or (4) the sale of all or substantially all of Bunker's assets or the liquidation of Bunker, except where the sale is to an affiliate of Bunker; The term "Involuntarily Terminated" means termination without notice and without cause and excludes termination of employment be reason of death or retirement. Involuntarily Terminated also excludes termination by reason of resignation except that if the resignation follows a constructive dismissal at common law. (d) By you for any reason: You may terminate your employment with Bunker upon giving no less than four (4) weeks' written notice to Bunker (the "Resignation Notice Period"). Bunker may waive such notice, at its sole discretion, and in such event you will be paid your Base Salary and benefits coverage maintained (to the extent permitted by applicable benefit plans and policies, as in effect or amended from time to time) until the end of the Resignation Notice Period, in accordance with Bunker's normal payroll practices. Upon termination under paragraphs (b) or (c) above, all unvested and unexercised stock options that may have been granted to you prior termination shall immediately vest and become exercisable in accordance with Bunker's stock option plan and any applicable regulatory requirements governing incentive option plans of Bunker. For greater certainty, upon termination under paragraph (a) above, all unvested and unexercised stock options granted to you shall be forfeited. In the event of termination, all RSUs granted to you and vested as at the time of the Termination shall be administered in accordance with the terms of the RSU Plan, or any successor RSU plan maintained by Bunker at the time of termination. For grater clarity, absent express provisions to the contrary in the RSU Plan or its successor, RSUs unvested at the time of termination shall be forfeited. All payments or benefits set out in this "Termination" section are intended to satisfy all obligations arising out of the termination of your employment with Bunker, whether statutory, contractual or at common law and, for greater certainty, shall be inclusive of any notice of termination or severance pay prescribed in the applicable

	employment standards legislation, as it may from time-to-time be amended, the provisions of which are deemed to be incorporated into this Agreement; as legislation is changed, the new provisions will apply and, if greater, will prevail over the entitlements set out above. In no event will you receive less than your entitlements under the applicable employment standards legislation.
Standards of Employment:	You agree that you will adhere to all Bunker's policies, rules, systems and procedures which are in place at Bunker. Bunker reserves the right to change the provisions of any of these at any time.
Confidentiality/Non-Competition:	You are required to execute the Confidentiality/Non-Competition Agreement attached as Appendix "B" as a condition of this Offer of Employment.
Changes:	Unless specifically amended in writing and signed by the parties, the terms of this Agreement will continue to apply notwithstanding any changes in your position, duties, reporting or other terms of employment.
Return of Property:	Upon termination, howsoever caused, you shall surrender to a representative of Bunker, upon request, all keys, manuals, lists, correspondence, monies, supplies, employee lists, and all other material and records, or other Bunker property of any kind that may be in your possession at such time. If you are a director of Bunker or any affiliate at the time of your termination, you will submit your resignation.
Set-Off:	You authorize Bunker to deduct from any payment due to you at any time, including from a termination or severance payment, any amounts owed to Bunker by reason of purchases, advances, loans or in recompense for damages to or loss of Bunker's property and equipment save only that this provision shall be applied so as not to conflict with any applicable legislation. For greater clarity, the application of this provision shall not in any way negate or limit the application of the provision of this Agreement providing for repayment of Relocation Assistance costs incurred by Bunker in the event of termination of your employment within two years of the Start Date.
Assignment and Benefit:	Bunker shall have the right to assign this Agreement (including any policies or agreements referenced in this Agreement) without consideration or advance notice to you, to its successors and assigns, including without limitation, to any of its parents, subsidiaries or any of its affiliates or to any purchaser of all or substantially all of Bunker's equity or assets.
Entire Agreement:	This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements made between the parties, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this

	Agreement. This Agreement, the agreements referenced herein, and Bunker's policies and procedures as they may be changed from time to time, shall constitute the entire agreement between the parties with respect to all matters relating to your employment.
Withholdings:	All payments to you or other entitlements under this Agreement or accruing as a result of your employment with Bunker shall be less applicable withholdings and deductions as set out under applicable tax legislation, provided however, that you will be solely responsible to make such any additional tax payments, including the tax payments in connection with the RSUs that will be granted to you on the start of your employment and any securities-based compensation that may be granted or issued to you in the course of your employment as would be required under the applicable tax legislation. You will be solely responsible for obtaining tax and legal advise in respect of taxes payable on any an all compensation, including the securities-based compensation that may be granted, paid, issued or awarded to you by Bunker in the course of your employment with Bunker.
Modification:	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void
Headings:	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

Governing Law:	This Agreement is subject to the laws of the State of Idaho without regard to its principles of conflicts of laws. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be addressed in the following manner. (a) The parties shall first submit to mediation in Toronto, Ontario before a mediator agreed upon by the parties within ten (10) days after one party notifies the other in accordance herewith that he or it intends to engage in such mediation. (b) If the parties are unable to agree upon a mediator within such time period, they shall contact the American Arbitration Association (the "AAA") within five (5) days thereafter to have the AAA appoint a mediator as soon as possible. (c) The arbitrator shall apply Idaho law and the participants shall prepare arbitration statements citing such provision of Idaho law as they believe are applicable. (d) If the parties do not resolve their dispute during the mediation session(s) or within five (5) days thereafter, the dispute shall be resolved by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this provision shall not preclude either party's right to seek injunctive relief before a court located in Toronto, Ontario in the event that either party determines that injunctive relief is necessary or appropriate to protect his or its interests, including without limitation his or its intellectual property or confidentiality.
Severability:	If any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.
Satisfaction of all Claims:	The terms set out in this Agreement, provided that such terms are satisfied by Bunker, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which you have or may have upon the termination of your employment and the compliance by Bunker with these terms will affect a full and complete release of Bunker and its Affiliates from any and all claims which the you may have for whatever reason or cause in connection with your employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, you specifically agree to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with Bunker and its Affiliates, if, as and when requested

	by Bunker upon termination of your employment within the circumstances contemplated by this Agreement.
Counterparts:	This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.
Conditions:	You agree that this Agreement is contingent on the following: (a) You executing the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement attached hereto; AND (b) Your affirmation, by signing and returning this Agreement, that you are not a party to any purported non-competition or non-solicitation agreement with any other employer. If you have such an agreement, you must provide a copy to Bunker for review. Bunker will then advise you if it is prepared to continue to offer you employment.

In order to confirm your acceptance of this Agreement with Bunker Hill Mining Corp., please sign and date where indicated below, and return an original copy of this letter to my attention no later than one week from the date hereof.

If you have any questions concerning the offer, do not hesitate to contact us directly. We look forward to hearing from you.

[Signature and acceptance page follows]

ON **BEHALF OF BUNKER HILL MINING CORP.**:

Sincerely,

Richard Williams
Chairman
I have authority to bind Bunker

ACCEPTANCE:

I have received a copy of this Agreement. I have read, considered and understood and I hereby accept the terms and conditions of this Agreement. I acknowledge having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions herein, and I execute this Agreement freely and voluntarily with full understanding of its contents. This Agreement and my employment hereunder have not been induced by any representations of Bunker Hill Mining Corp. not contained herein.

Date: 4/15/2020

Signature: [signature]

Witness: [signature]

Name: